EXHIBIT  99.1

FOR RELEASE

Date: January 24, 2022
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports $14.0 Million in Net Income for the Six Months
Ended December 31, 2021 and Total Securities Cross the $1 Billion Threshold

Catskill, N.Y. – January 24, 2022- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2021, which is the second quarter of the Company’s fiscal year ending June 30, 2022.  Net income for the three and six months ended December 31, 2021 was $6.9 million, or $0.81 per basic and diluted share, and $14.0 million, or $1.64 per basic and diluted share, respectively, as compared to $6.2 million, or $0.73 per basic and diluted share, and $11.1 million, or $1.30 per basic and diluted share, for the three and six months ended December 31, 2020, respectively.

Highlights:
•	Net Income: $14.0 million for the six months ended December 31, 2021
•	Total Assets: $2.3 billion at December 31, 2021
•	Return on Average Assets: 1.23% for the six months ended December 31, 2021
•	Return on Average Equity: 18.04% for the six months ended December 31, 2021

Donald Gibson, President & CEO stated: “I am incredibly proud to report we have achieved record high $14.0 million in net income for the six months ending December 31, 2021.  When compared to the same period last year net income increased 26%.  Driving our success has been our long term investments in people, process, and technology combined with the accomplishments of our outstanding associates.  Additionally we have remained focused on the optimal investment of the excess liquidity driven by increased deposits and receipt of significant forgiveness proceeds of SBA PPP loans. Our securities portfolio reached a new milestone at December 31, 2021, as our total securities crossed the $1 billion threshold.”

Total consolidated assets for the Company were $2.3 billion at December 31, 2021, primarily consisting of $1.1 billion of net loans and $1.1 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.1 billion at December 31, 2021, consisting of retail, business and municipal banking relationships.

The Company continues to closely monitor the impact of the coronavirus pandemic (“COVID-19”) on our business and results of operations.  The Company continues to maintain strong asset quality, capital and liquidity and believes it is still well-positioned to withstand the continued financial impact from the pandemic. Borrowers may not have the ability to repay their debts which may ultimately result in losses to the Company.  Management continues to closely monitor credit relationships, particularly those on payment deferral or adversely classified. As discussed under Asset Quality and Loan Loss Provision below, the Company has maintained its allowance for loan losses during the three months ended December 31, 2021 and believes that total reserves are adequate.

 Selected highlights for the three and six months ended December 31, 2021 are as follows:

Net Interest Income and Margin
•
Net interest income increased $844,000 to $14.5 million for the three months ended December 31, 2021 from $13.6 million for the three months ended December 31, 2020. Net interest income increased $3.4 million to $28.9 million for the six months ended December 31, 2021 from $25.4 million for the six months ended December 31, 2020. The increase in net interest income was primarily the result of the growth in the average balance of interest-earning assets, which increased $430.2 million and $445.3 million when comparing the three and six months ended December 31, 2021 and 2020, offset by a decrease in the average interest rate on interest-earning assets, which decreased 46 and 36 basis points when comparing the three and six months ended December 31, 2021 and 2020.

Average loan balances increased $81.4 million and $78.1 million and the yield on loans decreased 24 and increased 8 basis points for the three and six months ended December 31, 2021 and 2020, respectively.  Included in interest-earning assets at December 31, 2021, are $15.0 million of SBA Paycheck Protection Program (PPP) loans at a rate of 1.00%. The yield on loans was supported by $1.0 million and $2.5 million in SBA PPP fee income for the three and six months ended December 31, 2021, which was realized through a deferred origination fee and recognized within interest income. Average securities increased $322.3 million and $313.4 million, and the yield on such securities decreased 29 and 38 basis points when comparing the three and six months ended December 31, 2021 and 2020.  Average interest-bearing bank balances and federal funds increased $26.7 and $54.0 million, and the yields increased 4 basis points when comparing the three and six months ended December 31, 2021 and 2020, respectively.

Cost of interest-bearing liabilities decreased 6 and 12 basis points when comparing the three and six months ended December 31, 2021 and 2020, respectively.  The cost of NOW deposits decreased 10 and 17 basis points, the cost of savings and money market deposits decreased 6 and 10 basis points, and the cost of certificates of deposit decreased 27 and 31 basis points when comparing the three and six months ending December 31, 2021, and 2020, respectively.  The decrease in cost of interest-bearing liabilities was offset by growth in the average balance of interest-bearing liabilities of $418.4 million and $432.7 million when comparing the three and six months ended December 31, 2021 and 2020, respectively. The increase resulted most notably due to an increase in average NOW deposits of $327.0 million and $348.8 million, an increase in average savings and money market deposits of $68.4 million and $68.8 million, and an increase in average borrowings of $23.3 million and $15.5 million when comparing the three and six months ended December 31, 2021 and 2020, respectively. The cost on borrowings decreased 26 and increased 90 basis points when comparing the three and six months ended December 31, 2021 and 2020. The change in cost of borrowings was due to the Company entering into Subordinated Note Purchase Agreements in September 2021 and September 2020.  Yields on interest-earning assets and costs of interest-bearing deposits continue to decline as a result of the current low interest rate environment, and as the Federal Reserve Board continues the low interest rate environment, to support economic recovery.
•
Net interest rate spread and margin both decreased when comparing the three and six months ended December 31, 2021 and 2020. Net interest rate spread decreased 40 basis points to 2.51% for the three months ended December 31, 2021 compared to 2.91% for the three months ended December 31, 2020. Net interest rate spread decreased 24 basis points to 2.57% for the six months ended December 31, 2021 compared to 2.81% for the six months ended December 31, 2020. Net interest margin decreased 41 basis points and 27 basis points to 2.55% and 2.61%, respectively, for the three and six months ended December 31, 2021 compared to 2.96% and 2.88%, respectively, for the three and six months ended December 31, 2020. Decreases in net interest rate spread and net interest margin resulted primarily from lower-yielding securities and loans offset by lower rates on deposits as well as growth in loan and securities balances.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.69% and 3.11% for the three months ended December 31, 2021 and 2020, respectively, and was 2.75% and 3.04% for the six months ended December 31, 2021 and 2020, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $1.3 million for both the three months ended December 31, 2021 and 2020, and amounted to $2.3 million and $2.5 million for the six months ended December 31, 2021 and 2020, respectively. The provision for loan losses for the three and six months ended December 31, 2021 and 2020 was due to the impact of the COVID-19 pandemic as well as growth in gross loans and an increase in loans adversely classified. The Company instituted a loan deferral program in response to the COVID-19 pandemic whereby deferral of principal and/or interest payments have been provided and correspond to the length of the National Emergency as defined under the CARES Act and extended under the Consolidated Appropriations Act which was signed into law on December 27, 2020.   At December 31, 2021, the Company had $264,000, consisting of two loans, on payment deferral as a result of the pandemic, which is a decrease from $8.0 million, consisting of eight loans, at June 30, 2021.  Loans classified as substandard or special mention totaled $47.4 million at December 31, 2021, compared to $49.7 million at June 30, 2021, a decrease of $2.3 million, and compared to $38.2 million at December 31, 2020, an increase of $9.2 million.  Loans classified as substandard or special mention decreased slightly as compared to June 30, 2021 but remained elevated as compared to December 31, 2020, due to insufficient cash flows and revenues related to the COVID-19 pandemic.   Reserves on loans classified as substandard or special mention totaled $9.4 million at December 31, 2021 compared to $7.8 million at June 30, 2021, an increase of $1.6 million. No loans were classified as doubtful or loss at December 31, 2021 or June 30, 2021. Allowance for loan losses to total loans receivable was 1.89% at December 31, 2021 compared to 1.77% at June 30, 2021.  Total loans receivable included $15.0 million and $67.4 million of SBA Paycheck Protection Program (PPP) loans at December 31, 2021 and June 30, 2021, respectively.  Excluding these SBA guaranteed loans, the allowance for loan losses to total loans receivable would have been 1.92% and 1.89% at December 31, 2021 and June 30, 2021, respectively.

•
Net charge-offs amounted to $89,000 and $588,000 for the three months ended December 31, 2021 and 2020, respectively, a decrease of $499,000. Net charge-offs totaled $252,000 and $626,000 for the six months ended December 31, 2021 and 2020, respectively. The primary net charge off activity was a commercial loan charge off that occurred during the quarter ended December 31, 2020.

•
Nonperforming loans amounted to $3.9 million and $2.3 million at December 31, 2021 and June 30, 2021, respectively. The increase in nonperforming loans during the period was primarily due to $2.4 million of loans placed into nonperforming status due to delinquency, $715,000 in loan repayments, and $97,000 in charge-offs. At December 31, 2021 nonperforming assets were 0.17% of total assets compared to 0.11% at June 30, 2021. Nonperforming loans were 0.35% and 0.21% of net loans at December 31, 2021 and June 30, 2021, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $844,000, or 35.3%, to $3.2 million for the three months ended December 31, 2021 compared to $2.4 million for the three months ended December 31, 2020. Noninterest income increased $1.7 million, or 37.9%, to $6.2 million for the six months ended December 31, 2021 compared to $4.5 million for the six months ended December 31, 2020. The increase was primarily due to an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards, the income from bank owned life insurance, and increases in service charges on deposit accounts.

•
Noninterest expense increased $797,000, or 10.6%, to $8.3 million for the three months ended December 31, 2021 compared to $7.5 million for the three months ended December 31, 2020. Noninterest expense increased $1.6 million, or 11.1%, to $16.3 million for the six months ended December 31, 2021, compared to $14.7 million for the six months ended December 31, 2020. The increase in noninterest expense during the three and six months ended December 31, 2021 was primarily due to an increase in salaries and employee benefits expense resulting from creating 13 new positions during the previous fiscal year.  The new positions were required to support growth in the bank’s lending department, customer service center and finance department.  There was also an increase in professional fees during the current year.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 14.8% and 15.0% for the three and six months ended December 31, 2021 and 14.0% and 13.0% for the three and six months ended December 31, 2020, respectively. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate. The increase in the current quarter was attributable to the increase in the New York State tax rate and the increase in income before taxes for December 31, 2021 compared to December 31, 2020.

Balance Sheet Summary
•	Total assets of the Company were $2.3 billion at December 31, 2021 and $2.2 billion at June 30, 2021, an increase of $144.8 million, or 6.6%.

•
Securities available-for-sale and held-to-maturity increased $180.1 million, or 20.3%, to $1.1 billion at December 31, 2021 as compared to $887.8 million at June 30, 2021. This increase was the result of utilizing excess cash on hand due to an increase in deposits. Securities purchases totaled $359.3 million during the six months ended December 31, 2021 and consisted of $272.7 million of state and political subdivision securities, $80.7 million of mortgage-backed securities, and $5.9 million of corporate securities. Principal pay-downs and maturities during the six months amounted to $174.0 million, primarily consisting of $19.2 million of mortgage-backed securities, $153.4 million of state and political subdivision securities, and $1.4 million of collateralized mortgage obligations.

•
Net loans receivable increased $37.0 million, or 3.4%, to $1.1 billion at December 31, 2021 from $1.1 billion at June 30, 2021.  The loan growth experienced during the six months consisted primarily of $61.4 million in commercial real estate loans, $12.7 million in commercial construction loans, $9.2 million in residential real estate loans, $3.7 million in residential construction, $2.5 million in multi-family loans, and a $2.2 million net decrease in deferred fees due to the forgiveness of SBA PPP loans. This growth was partially offset by a $52.9 million decrease in commercial loans, driven by the decrease in SBA PPP loans, and a $2.0 million increase in allowance for loan losses. SBA PPP loans decreased $52.4 million to $15.0 million at December 31, 2021 from $67.4 million at June 30, 2021, due to the receipt of forgiveness proceeds.

•
Deposits totaled $2.1 billion at December 31, 2021 and $2.0 billion at June 30, 2021, an increase of $68.2 million, or 3.4%. Noninterest-bearing deposits increased $5.7 million, or 3.3%, NOW deposits increased $48.8 million, or 3.6%, and savings deposits increased $20.4 million, or 6.8%, when comparing December 31, 2021 and June 30, 2021.  These increases were offset by decreases in money market deposits of $6.8 million, or 4.7%, when comparing December 31, 2021 and June 30, 2021.

•
Borrowings of the Company amounted to $89.2 million at December 31, 2021 compared to $22.6 million at June 30, 2021, an increase of $66.6 million.  At December 31, 2021, borrowings consisted of $40.0 million in overnight borrowings with the Federal Home Loan Bank of New York (“FHLB”), and $49.2 million of Fixed-to-Floating Rate Subordinated Notes. During the six months ended December 31, 2021, the Company repaid $3.0 million of short-term borrowings with Atlantic Central Bankers Bank and borrowed $40.0 million in overnight advances with the FHLB. The Company entered into Subordinated Note Purchase Agreements on September 15, 2021, issued at 3.00% Fixed-to-Floating Rate, due September 15, 2031, in the aggregate principal amount of $30.0 million. These notes are callable on September 15, 2026.

•
Shareholders’ equity increased to $160.0 million at December 31, 2021 from $149.6 million at June 30, 2021, resulting primarily from net income of $14.0 million, partially offset by dividends declared and paid of $1.0 million and a decrease in other accumulated comprehensive loss of $2.6 million.

Greene County Bancorp, Inc. is the direct and indirect holding company, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes related to the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  The Company has also provided in this news release supplemental disclosures for the calculation of the allowance for loan loss to gross loans, adjusted to exclude SBA Paycheck Protection Program loans. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
Dollars in thousands, except share and per share data	2021	2020	2021	2020
Interest income	$15,811	$14,949	$31,424	$28,287
Interest expense	1,358	1,340	2,572	2,862
Net interest income	14,453	13,609	28,852	25,425
Provision for loan losses	1,280	1,262	2,268	2,505
Noninterest income	3,238	2,394	6,167	4,472
Noninterest expense	8,337	7,540	16,298	14,673
Income before taxes	8,074	7,201	16,453	12,719
Tax provision	1,197	1,006	2,462	1,649
Net income	$6,877	$6,195	$13,991	$11,070

Basic and diluted EPS	$0.81	$0.73	$1.64	$1.30
Weighted average shares outstanding	8,513,414	8,513,414	8,513,414	8,513,414
Dividends declared per share [4]	$0.13	$0.12	$0.26	$0.24

Selected Financial Ratios
Return on average assets[1]	1.18%	1.33%	1.23%	1.24%
Return on average equity[1]	17.50%	18.28%	18.04%	16.61%
Net interest rate spread[1]	2.51%	2.91%	2.57%	2.81%
Net interest margin[1]	2.55%	2.96%	2.61%	2.88%
Fully taxable-equivalent net interest margin[2]	2.69%	3.11%	2.75%	3.04%
Efficiency ratio[3]	47.13%	47.12%	46.54%	49.08%
Non-performing assets to total assets			0.17%	0.17%
Non-performing loans to net loans			0.35%	0.27%
Allowance for loan losses to non-performing loans			559.59%	663.16%
Allowance for loan losses to total loans			1.89%	1.74%
Shareholders’ equity to total assets			6.82%	7.44%
Dividend payout ratio[4]			15.85%	18.46%
Actual dividends paid to net income[5]			7.29%	8.50%
Book value per share			$18.79	$16.30

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and six months ended December 31, 2021 and 2020, 4.44% and 3.98% for New York State income taxes for the three and six months ended December 31, 2021 and 2020, respectively. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended December 31,		For the six months ended December 31,
(Dollars in thousands)	2021	2020	2021	2020
Net interest income (GAAP)	$14,453	$13,609	$28,852	$25,425
Tax-equivalent adjustment	816	705	1,582	1,407
Net interest income (fully taxable-equivalent basis)	$15,269	$14,314	$30,434	$26,832

Average interest-earning assets	$2,268,548	$1,838,376	$2,212,262	$1,766,929
Net interest margin (fully taxable-equivalent basis)	2.69%	3.11%	2.75%	3.04%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended March 31, 2020; June 30, 2020; September 30, 2020; December 31, 2020; June 30, 2021; September 30, 2021; and December 31, 2021. Dividends declared during the three months ended December 31, 2019 and March 31, 2021 were paid to the MHC. The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At December 31, 2021	At June 30, 2021
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$63,528	$149,775
Long term certificate of deposit	4,362	4,553
Securities- available for sale, at fair value	401,624	390,890
Securities- held to maturity, at amortized cost	666,294	496,914
Equity securities, at fair value	292	307
Federal Home Loan Bank stock, at cost	2,891	1,091

Gross loans receivable	1,145,196	1,108,408
Less: Allowance for loan losses	(21,684)	(19,668)
Unearned origination fees and costs, net	(547)	(2,793)
Net loans receivable	1,122,965	1,085,947

Premises and equipment	13,985	14,137
Bank owned life insurance	50,541	40,425
Accrued interest receivable	8,392	7,781
Foreclosed real estate	-	64
Prepaid expenses and other assets	10,214	8,451
Total assets	$2,345,088	$2,200,335

Liabilities and shareholders’ equity
Noninterest bearing deposits	$179,777	$174,114
Interest bearing deposits	1,893,580	1,830,994
Total deposits	2,073,357	2,005,108

Borrowings from other banks, short-term	-	3,000
Borrowings from FHLB, short term	40,000	-
Subordinated notes payable	49,217	19,644
Accrued expenses and other liabilities	22,531	22,999
Total liabilities	2,185,105	2,050,751
Total shareholders’ equity	159,983	149,584
Total liabilities and shareholders’ equity	$2,345,088	$2,200,335
Common shares outstanding	8,513,414	8,513,414
Treasury shares	97,926	97,926

The above information is preliminary and based on the Company’s data available at the time of presentation.